SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ___2__)*

                         Microcide Pharmaceuticals, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   595018 102
                   -------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


                  (reflecting ownership as of February 2, 1998)

                               Page 1 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 595018 102                                                 13G                                Page 2 of 13 Pages
         -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Partners V  94-3139438
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                         Page 2 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 595018 102                                                 13G                                Page 3 of 13 Pages
         -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Institutional Venture Management V  94-3139437
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             none
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     none
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 3 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 595018 102                                                 13G                                Page 4 of 13 Pages
         -----------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Samuel D. Colella  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             34,472
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     8,810
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     34,472
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     8,810
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              43,282
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 4 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                              595018 102                    13G                                Page 5 of 13 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Reid W. Dennis  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             43,577
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     43,577
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              49,106
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 5 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                              595018 102                    13G                                Page 6 of 13 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Mary Jane Elmore  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             19,294
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     19,294
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              24,823
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.2%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 6 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                              595018 102                    13G                                Page 7 of 13 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Norman A. Fogelsong  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     ]X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             33,424
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     33,424
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              38,953
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.4%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 7 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                              595018 102                    13G                                Page 8 of 13 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              T. Peter Thomas  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             29,610
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     29,610
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              35,139
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.3%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 8 of 13 Pages

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.                              595018 102                    13G                                Page 9 of 13 Pages
         ----------------------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Geoffrey Y. Yang  ###-##-####
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH             28,815
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     5,529
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                     28,815
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     5,529
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              34,344
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.3%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                         Page 9 of 13 Pages

Item 1.

       (a)   Name of Issuer:      Microcide Pharmaceuticals, Inc.

       (b)   Address of Issuer's Principal Executive Offices:
                                  850 Maude Avenue
                                  Mountain View, CA  94043

Item 2.

       (a)   Name of Persons Filing:
                                  Institutional Venture Partners V ("IVP")
                                  Institutional Venture Management V ("IVM")
                                  Samuel D. Colella ("SDC")
                                  Reid W. Dennis ("RWD")
                                  Mary Jane Elmore ("MJE")
                                  Norman A. Fogelsong ("NAF")
                                  T. Peter Thomas ("TPT")
                                  Geoffrey Y. Yang ("GYY")

       IVM is the General Partner of IVP. SDC, RWD, MJE, NAF, TPT, & GYY are General Partners of IVM.

       (b)   Address of Principal Business Office or, if None, Residence:
                                  3000 Sand Hill Road
                                  Building 2, Suite 290
                                  Menlo Park, CA  94025

       (c)   Citizenship:
                                  IVP & IVM:  California
                                  SDC, RWD, MJE, NAF, TPT, GYY: United States

       (d)   Title of Class of Securities:
                                  Common Stock

       (e)   CUSIP Number:        595018 102


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

On February 2, 1998, IVP and IVM distributed shares to their Partners on a pro-rata basis, bringing ownership to below 5%.

                               Page 10 of 13 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                              Page 11 of 13 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 5, 1998

INSTITUTIONAL VENTURE PARTNERS V              INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

--------------------------------              ----------------------------------
Samuel D. Colella, General Partner            Samuel D. Colella, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang

                              Page 12 of 13 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:             February 5, 1998

INSTITUTIONAL VENTURE PARTNERS V              INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

--------------------------------              ----------------------------------
Samuel D. Colella, General Partner            Samuel D. Colella, General Partner



--------------------------------
Samuel D. Colella


--------------------------------
Reid W. Dennis


--------------------------------
Mary Jane Elmore


--------------------------------
Norman A. Fogelsong


--------------------------------
T. Peter Thomas


--------------------------------
Geoffrey Y. Yang


                              Page 13 of 13 Pages